FREE ENTERPRISE ACTION FUND
CONSENT TO ACTION WITHOUT A MEETING
June 25, 2009
___________________________________________

The undersigned, being shareholders of the Free Enterprise Action Fund (the “Fund”), a series of the Northern Lights Fund Trust (the “Trust”), a Delaware statutory trust, and acting by consent in lieu of a meeting pursuant to authority contained in the Agreement and Declaration of Trust (the “Trust Instrument”) and Bylaws of the Trust, do hereby take the following action:

WHEREAS, the Board of Trustees of the Trust (the “Board”) has approved that certain proposed merger of the Congressional Effect Fund (the “CE Fund”), a series of the Congressional Effect Family of Funds, and the Fund (the “Merger”) whereby the CE Fund will acquire all of the assets and liabilities of the Fund pursuant to an Agreement and Plan of Reorganization between the Trust and the Congressional Effect Family of Funds, a copy of which is attached hereto as Exhibit A (the “Plan of Merger”); and

WHEREAS, under Section 4 of Article V of the Declaration of the Trust, action may be taken by a consent action executed by shareholders holding sufficient shares of the Trust to take action at a meeting; and

WHEREAS, the Board has recommended approval of the Merger and the Plan of Merger to the shareholders and requested the consent of shareholders to the same; and

WHEREAS, the undersigned shareholders hold 60.75% of the issued and outstanding shares of the Fund as of the date hereof; and

WHEREAS, the undersigned shareholders have received and reviewed copies of the Plan of Merger and an Information Statement/Prospectus on Form N-14, as filed with the Securities and Exchange Commission on June 11, 2009, a copy of which is attached hereto as Exhibit B;

NOW, THEREFORE BE IT RESOLVED, that the undersigned shareholders of the Fund hereby approve the Merger and the Plan of Merger; and

FURTHER RESOLVED, that the officers of the Trust be, and each of them hereby is, authorized to take such actions and execute any such instruments as may be necessary, advisable or appropriate to carry out the purpose and intent of the foregoing resolution and any other action regarding the Merger; and

FURTHER RESOLVED, that any and all actions heretofore or hereafter taken by any and all officers and agents of the Trust, as contemplated by or within the terms of the foregoing resolutions, be, and they hereby are, ratified and confirmed in all respects as the acts and deeds of the Trust.

This written consent shall be effective as of the date first above-written.